Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group, Inc. — Director-Corporate Relations
George Zoley
The GEO Group, Inc. — Chairman, CEO
Brian Evans
The GEO Group, Inc. — VP-Finance, Treasurer, CAO
Jerry O’Rourke
The GEO Group, Inc. — SVP, CFO
Wayne Calabrese
The GEO Group, Inc. — Vice Chairman, President, COO
CONFERENCE CALL PARTICIPANTS
Todd Van Fleet
First Analysis — Analyst
Kevin Campbell
Avondale Partners — Analyst
Manav Patnaik
Barclays Capital — Analyst
Jason Trujillo
Barclays Capital — Analyst
Greg Williams
Sidoti & Company — Analyst
Bill Gilchrist
Westfield Capital — Analyst
Rod Heinz
Keypoint Capital — Analyst
David Schneider
Hoover Investments — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Q4 2008 GEO Group earnings conference call. My name is Becky, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions).
I would now like to turn the presentation over to your host for today’s call, Mr. Pablo Paez, Director of Corporate Relations. Please proceed.

Pablo Paez - The GEO Group, Inc. — Director-Corporate Relations
Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s fourth-quarter 2008 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman, President and Chief Operating Officer; Jerry O’Rourke, Chief Financial Officer; and Brian Evans, Vice President of Finance and Treasurer.

This morning, we will discuss our fourth-quarter performance and current business development activities, and will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.thegeogroupinc.com.
Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results may be found in the press release we issued this morning.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws.
Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports. With that, please allow me to turn this call over to George Zoley.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Thank you, Pablo, and good morning to everyone. Thank you for joining us today. We are very pleased with our fourth-quarter results, which continue to show strong performance from our core operations in the US Corrections, GEO Care, and International Services.
During the quarter, we successfully activated approximately 2,650 new beds, which demonstrates the continued strong business demand in our industry and our Company’s ability to meet that demand.
Our quarterly pro forma EPS increased 48% year-over-year to $0.37, and our GAAP EPS increased to $0.39, representing a year-over-year increase of 95%. Our quarterly operating revenues increased to $256.5 million. Our fourth-quarter revenues were approximately $11 million below our previously guided range. That is because we discontinued two contracts during the quarter for the Delaware County, Pennsylvania facility and for the housing of Idaho inmates in Texas. These two contracts moved into discontinued operations, thus reducing our quarterly revenues by approximately $11 million.
Our quarterly adjusted EBITDA grew 38% to $49 million year-over-year. Our adjusted free cash flow for the quarter was $35.6 million. The primary drivers for the growth in revenues and earnings in the quarter were the opening of our 1500-bed Company-owned facility in Laredo, Texas for the US Marshals Service and the activation of a 500-bed expansions to our East Mississippi facility.
Our quarterly companywide average per diem rate, excluding construction, slightly increased to $54.62 from $54.39 a year ago. Our quarterly companywide average per diem rate was impacted by foreign exchange rates. However, our US corrections average per diem rate increased 9% to $49.90.
This morning, we also issued our initial guidance for 2009. We expect our 2009 operating revenues to be between $1.01 billion and $1.03 billion. This revenue estimate doesn’t include pass-through revenue construction dollars. Our 2009 revenue projection is impacted by the discontinuation of two managed-only contracts at the end of 2008. They are located in Delaware County, Pennsylvania and Venus, Texas, and had a combined value of approximately $50 million in annual operating revenues.
This revenue loss is offset by the additive revenues from the projects we activated during 2008, as well as the 2009 opening of two expansion projects in the US, in Clinton County, Georgia and Graceville, Florida, and one new facility in the UK.
We expect our 2009 earnings to be in a pro forma range of $1.36 to — $1.36 per share. Excuse me. That is a pro forma range of $1.30 to $1.36 per share, excluding $0.04 in startup expenses and international proposal costs. We expect our GAAP earnings to be in a range of $1.26 to $1.32. Our earnings guidance for 2009 reflects $3.5 million annualized impact of unfavorable foreign exchange rates and $2 million increase in interest expense due to the cancellation of our interest rate swap agreements.
We expect our first-quarter operating revenues to be between $243 million and $248 million. This revenue estimate doesn’t include pass-through construction revenues.

We expect our first-quarter earnings to be in a pro forma range of $0.27 to $0.28 per share, excluding $0.03 in startup expenses and international proposal costs. Compared to the fourth quarter 2008 pro forma earnings per share of $0.37, our first quarter 2009 earnings per share estimate is lower by approximately $0.09, which reflects the following factors.
First, a higher projected effective tax rate of approximately 39% compared to 37%, which represents $0.01 per share. Higher payroll tax costs, estimated to be between $0.02 to $0.03 per share, which are frontloaded in the first quarter. Normal seasonal population fluctuations, which represent $0.02 to $0.03 per share. And the discontinuation and related closeout costs of our Venus, Texas managed-only contract, which represents $0.01 per share. And higher interest expense related to the cancellation of our swap agreements, as well as other factors, including the absence of contract award fees that we generally received in the second and fourth quarters, which, combined, represent $0.01 per share.
We expect our 2009 adjusted EBITDA to be in the range of $175 million to $180 million, and our 2009 adjusted free cash flow to be in a range of $105 million to $110 million.
Our guidance is based on a number of assumptions, including the combined operation of our current contracts at projected occupancy levels, and the activation of our announced projects under development as scheduled. However, our guidance also does not include any contribution or negative carrying costs associated with the expansion of our North Lake Correctional Facility in Michigan scheduled to be completed in the fourth quarter of 2009.
Now I would like to discuss our 2009 and 2010 activations, before I address our capital projects and financing, as well as our key market segments.
In January, we opened the 192-bed expansion at our Robert Deyton Federal Detention Facility in Georgia, which will add $4 million to our operating revenues. In the UK, we are scheduled to assume operation of the 260-bed Harmondsworth Immigration Center in July of 2009. This new facility will contribute $14 million in annual operating revenues. We also expect to complete a 360-bed expansion of this facility by mid-2010.
The 384-bed expansion of our Graceville, Florida facility has been delayed and now expected to open in the month of July to coincide with the state’s new fiscal year. In Michigan, we expect to complete a 1225-bed expansion of our 500-bed North Lake facility by October 2009. We expect to complete the 545-bed expansion of our immigration center in Tacoma by December 2009.
In Colorado, we expect to complete the 1100-bed expansion of our Aurora Immigration Detention Facility in early 2010. In Florida, we expect to complete the 100-bed expansion of our Broward Immigration Transition Center in early 2010. Also in Florida, we expect to complete construction of a new 2000-bed healthcare prison in Santa Rosa County by mid-2010. This new facility will be managed jointly by GEO and GEO Care, and will generate combined annual revenues of approximately $48 million.
Our growth pipeline requires the investment of company capital. Our current committed capital projects will require CapEx of approximately $155 million in 2009 and $10 million in 2010. As you may recall, last quarter, we executed an accordion feature in our credit facility and added $90 million in additional borrowing capacity to our revolver facility. Our expanded revolver now has a total capacity of $240 million. At year-end, we had $74 million in borrowings outstanding under the revolver, along with $45 million set aside for letters of credit. Our cash on hand was approximately $32 million.
With this expanded borrowing capacity, we have the necessary capital to support our previously committed capital, while retaining approximately $60 million in liquidity when these projects are completed. We also have an additional accordion feature on our credit facility for another $150 million.
I would now like to address our market segments, beginning with the state market. We are pleased that our 2009 financial guidance reflects an 8% increase in EBITDA performance derived from our 10 correctional state clients over 2008. The state correctional EBITDA represents only approximately one-third of our total Company EBITDA, while providing 40% of our revenues.
We presently don’t house any out-of-state prisoners, and therefore don’t have the exposure to prisoners being returned home to their home states. But we are well aware that states are facing significant budget deficits, which can create pressures on our per diem rates; but they also create more interest to privatize new prison projects. Our state guidance assumes mostly flat per diem rates from our state clients, with three states required to give us increases.

The EBITDA growth is made possible by the growth in additional facilities and beds at four of our state clients, such as New Mexico, Mississippi, Florida and Indiana. With the exception of our Graceville, Florida 384-bed expansion, all other expansion projects were already activated and ramped in 2008.
We expect states will also receive additional help from the stimulus package being debated presently in Congress and expected to pass in the next few days. As much as $150 billion will be provided for states and local municipalities. This additional funding will help states cover some of their budget shortfalls.
That being said, we believe that the opportunists at the state level outweigh the potential near-term challenges. Our 10 state clients continue to face significant correctional bed needs and inmate populations, and will likely continue to increase. As states across the country face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to the use of public/private partnerships to develop and manage major correctional infrastructure projects.
We believe the states of Oklahoma, Idaho, California, Georgia, Arizona, Virginia and others have an aggregate need for approximately 15,000 new correctional beds or more. Idaho has recently indicated its desire to privatize an existing correctional facility to achieve operational cost savings. The state of Florida has issued two RFPs for private beds, one involving 1500 expansion beds; another involving the development of a new 1000 bed facility. And in Arizona, the prior administration issued an RFP for 1500 beds which has yet to be awarded. With the change in administration, it is possible that additional RFPs may be issued for private beds.
Last year, California issued a request for information regarding additional out-of-state beds. While no awards have been made yet, we continue to believe that California has a need for several thousand of additional correctional beds in-state and out-of-state. In Virginia, we’re continuing to negotiate a proposal for a 2000-bed correctional facility.
Turning to the federal market, the primary driver for growth continues to be the detention of criminal aliens. We are pleased that our 2009 guidance reflects a 21% increase in EBITDA contribution from our federal clients over 2008. Federal client EBITDA now represents one half of our total Company EBITDA, even though it represents only 37% of our revenues. The added profitability is mostly derived from Company-owned or controlled facilities.
US marshals and the BOP both house criminal aliens facing charges or serving time as a result of criminal conviction, and ICE houses alien populations facing deportation proceedings. ICE populations include both undocumented aliens and criminal aliens who have completed their federal or state sentences.
In 2008, ICE launched a new $800 million initiative targeting criminal aliens throughout the country. Funding for this secured community’s initiative was subsequently increased to $1 billion by Congress. Current estimates show that federal, state and local prisons and jails hold between [300] and 450,000 criminal aliens who are deportable upon completing their sentences.
While we may see some changes in policy with a new administration, we believe that both the administration and Congress will continue to support the federal initiatives to target, detain and deport criminal aliens throughout the country. My personal view is that the US border security and the detention that is necessary to detain illegal aliens will increasingly be seen as a national imperative to protect US workers and their jobs. We house a population of approximately 10,000 aliens at our federal facilities. Of that population, two-thirds are criminal aliens with only one-third non-criminal aliens.
With regard to specific projects, the BOP has four RFPs outstanding related to the housing of criminal aliens, CARs 8 through 11. CARs 8 and 9 will result in awards with a combined total of 4000 new beds. We now expect these procurements to be awarded in the next 90 days, which will likely coincide with the final passage of a new federal budget under the new administration.
CARs 10 and 11 will result in awards with a combined total of 3800 beds, which are currently provided at two existing private facilities. We expect these awards to be made in the second quarter.
ICE has issued three pre-solicitation notices or sources-sought notices. Two of these opportunities relate to the expansion of GEO-owned facilities by 545 the beds at our Tacoma, Washington facility, and by 100 beds at our Broward facility.
The third opportunity relates to 2200 new beds to be developed and managed in the Southern California area. We expect the RFP for this project to be issued this quarter.

Finally, I would like to update you on our international and GEO Care business development efforts in South Africa. We are responding to RFPs that were issued in December for the construction and management of 12,000 new beds. The bids are due on April 30, and the contract awards are expected in the fourth quarter of this year.
GEO Care has been involved with two separate RFPs in the state of Georgia which have been temporarily suspended, but are expected to be reissued in the near future. The first opportunity relates to the renovation, construction and operation of a state psychiatric hospital with a minimum of 600 beds. The second opportunity relates to the development and management of a 250-bed civil psychiatric hospital in the Atlanta area.
In closing, we are pleased with our fourth-quarter results and we have issued our outlook for 2009, which reflects the continued growth of our Company in a tough economic environment. The fundamentals of our industry remain strong, with continued demand in our primary business segments at the federal and state levels, as evidenced by our project pipeline and the numerous RFPs.
We’ve expanded our credit agreements to support our capital projects, which will increase our long-term asset book value to approximately $1 billion by 2010 and continue to drive our future growth. We expect to compete for more than 20,000 beds in the US and overseas in the next 12 months. We hope to win at least our fair share.
In a separate press release we issued this morning, we announced the retirement of our CFO, Jerry O’Rourke, effective August 2 after 18 years of service to GEO. Jerry has done a great job overseeing our financial management functions since 1991. His professionalism and dedication to our Company are very much appreciated.
Our Vice President of Finance and Treasurer, Brian Evans, will succeed Jerry in August. Jerry will remain available to our Company on a part-time consulting basis. Brian is uniquely qualified to lead our financial management team, having been with our Company since 2000 and serving in increasingly senior roles. Both Jerry and Brian are with us today on the call.
This concludes my presentation. I would now like to open the call to any questions.
QUESTION AND ANSWER

Operator
(Operator Instructions) Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
Good morning, guys. Nice quarter. I wanted to, I guess, ask kind of a fairly involved series of questions on the revenue guidance for 2009 and to kind of couple that with your thoughts on the pricing environment. If we look at your guidance for Q1, revenue guidance of, I believe it is — what — $240 million to $245 million? And we consider — I’m sorry — $243 million to $248 million. And we consider the additions throughout the course of the year, which at this point I think is the expansion at Georgia, right? And then you have the other expansion at Graceville, Florida. Is that right?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Todd Van Fleet - First Analysis — Analyst
And those two expansions, I guess, combined on an annualized basis are maybe — what — $9 million, $10 million, I guess, in revenue? I’m just wondering, given the pricing environment that is out there, given that those are the only two additional pieces of business adding revenue to the pie in 2009, if you take Q1 at, say, $245 million, you annualize that, you get $980 million for the full year. Maybe you throw in — you get some, perhaps, partial-quarter benefit from the expansion in Georgia. So maybe you add another $7 million, $8 million onto that, probably less than that, actually, to account for the two expanded facilities coming on in 2009.
So maybe you are at $985 million. But yet your guidance is to $1.01 billion to $1.03 billion, so you’ve got an additional anywhere from $25 million to $45 million of revenue included in the guidance. So correct me if I am incorrect at any point along the way here, but that is kind of the way I see your outlook for the year at this point.
Now, you couple that with what has — what we see at play in the landscape now regarding pricing. You’ve talked a little bit about the states. You said that you expect maybe some pricing improvement from three customers, maybe another seven, it could be — it sounded like you think that pricing at the state level is going to hold flat by and large. Is that right?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Per diems are holding flat, but EBITDA is increasing.

Todd Van Fleet - First Analysis — Analyst
Right, EBITDA is increasing. So again, I’m just thinking about revenue here for the moment —

George Zoley - The GEO Group, Inc. — Chairman, CEO
And revenues are increasing, because, Todd, you are aware that we opened several facilities last year, which will provide additive normalized revenues this year.

Todd Van Fleet - First Analysis — Analyst
Of course. Again, I am thinking about the Q1 guidance and then what is coming on incrementally throughout 2009. Because as I said, with the exception of the Florida expansion and the Georgia expansion, Q1 — and perhaps maybe the seasonality impact of the (multiple speakers) — Q1 should look pretty much the same as the rest of the quarters. Is that fair?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
Well, I think you — Todd, it’s Brian. You have the normalization going into Q2 of the cyclicality that George mentioned previously that we (multiple speakers). And you also have some facilities normalizing through Q1, like the Maverick County facility coming online this quarter and its population is ramping up during the quarter.

Todd Van Fleet - First Analysis — Analyst
And Maverick County was $10 million a year, right? So you didn’t really get much of a contribution from Maverick County in Q4 then?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
No.

Todd Van Fleet - First Analysis — Analyst
Okay, all right. So again, I am just trying to reconcile that $25 million to $45 million Delta, I guess, in my own mind. So that can be accounted for through Maverick County —.

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
And then, Todd, you also have the Harmondsworth project coming online in the second half of the year in the UK.

Todd Van Fleet - First Analysis — Analyst
Okay. And then seasonality from the Feds is probably another portion of that then, to sort of fill that up.

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
That’s right.

Todd Van Fleet - First Analysis — Analyst
Okay. And then with respect to pricing at the federal level, what is your expectation there?

George Zoley - The GEO Group, Inc. — Chairman, CEO
We really don’t see any changes there.

Todd Van Fleet - First Analysis — Analyst
And by you say don’t see any changes, do you mean that you don’t see any changes from 2004, meaning prices will be flat? Or do you expect that changes from historical patterns, which is you will be able to get some degree of increase?

George Zoley - The GEO Group, Inc. — Chairman, CEO
In the federal contracts, it is not really a pricing issue. Pricing is already established for the terms of the agreements, which are very lengthy, as you know. It really becomes an occupancy issue and whether the fluctuations in occupancy impact your financial performance, which is for the most part a function of whether you have a guarantee. Now, two-thirds of our contracts have a minimum guarantee. Only one-third have a floating per diem — of our total Company revenues.

Todd Van Fleet - First Analysis — Analyst
Right.

George Zoley - The GEO Group, Inc. — Chairman, CEO
We are fortunate that with the growth that has occurred, primarily in the federal sector, that those contracts have brought with them these minimum guarantees, which provide the stability certainly on the pricing side. And although there may be occupancy fluctuations, where there is a minimum guarantee, they are kind of neutral or irrelevant. Where there is not, then they are meaningful. But in two thirds of the cases, we have minimum guarantees.

Todd Van Fleet - First Analysis — Analyst
Okay. And on that UK contract that starts midyear then, do you get the full annualized benefit of that revenue day one? I would imagine you do because it is management-only.

George Zoley - The GEO Group, Inc. — Chairman, CEO
And it’s an existing facility where the detainees are already there.

Todd Van Fleet - First Analysis — Analyst
Okay. Thank you very much.

Operator
Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
Thanks. Just another question about pricing as it relates to states. And you had said that you had that essentially in your models or in your guidance as flat. Is that just flat starting in the back half of the year because state budgets are already set through the first half of ‘09, or are you assuming flat for first and second quarter as well from states in general?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I said they are mostly flat. Three of the 10 will result in increases.

Kevin Campbell - Avondale Partners — Analyst
Right, but the other seven, then you are assuming flat year-over-year in the first and second quarters as well?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Kevin Campbell - Avondale Partners — Analyst
Okay. And could you — you mentioned, too, as it relates to your liquidity, you commented on having, I think, $60 million left after your committed projects, which I think was a similar number that you used last quarter. Does that include the Comanche County development that you have in the works, or is that still, as it was last quarter, just for the purchase price of the land and some of the preliminary costs?

George Zoley - The GEO Group, Inc. — Chairman, CEO
The latter. We’ve only committed ourselves to the purchase of the land and the design of the facility, the planning costs of the facility.

Kevin Campbell - Avondale Partners — Analyst
Okay. And what is your — what are your thoughts on that facility right now? Are you planning to move forward with construction? When you gave your CapEx guidance, it doesn’t sound like it, based on the numbers that you used.

George Zoley - The GEO Group, Inc. — Chairman, CEO
We are not planning to move forward construction until we have more visibility as to who the client is and what the contract terms are.

Kevin Campbell - Avondale Partners — Analyst
Okay.

George Zoley - The GEO Group, Inc. — Chairman, CEO
And the sizing of the project.

Kevin Campbell - Avondale Partners — Analyst
Okay, thank you very much.

Operator
Manav Patnaik, Barclays Capital.

Manav Patnaik - Barclays Capital — Analyst
I guess — we’ve already talked about per diems. Can you give us a little feel for with your discussions with customers, you mentioned a few of the different RFI, RFP solicitations out there. What are you hearing with them? Clearly, they are all holding back and delaying these contracts coming out. But around what timeframe do you expect these state awards to sort of be awarded or at least start moving ahead?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I would expect by the [second quarter] that some of the things we are following in the — I guess I’m thinking about Georgia, California — I would think there will be decisions by the end of the second quarter, beginning of the third.

Manav Patnaik - Barclays Capital — Analyst
Okay. And I guess once they are awarded, are most of them, with respect to at least your pipeline, going to be pretty much a question of ramp-up, or would there be a lag with you might need to expand some other facilities? What are your thoughts on that?

George Zoley - The GEO Group, Inc. — Chairman, CEO
In the case of GEO Care, GEO Care is able to move faster than Corrections because it usually takes over existing facilities while it is developing new ones. So it will be a faster lead time to get to generation of revenues, which could be this year.
And as we’ve said in our conference call that our present guidance does not reflect the award of any new contracts in our guidance. So we are hopeful that we win some new contracts, either through GEO Care or through US Corrections, and that would be additive to the guidance we’ve given.

Manav Patnaik - Barclays Capital — Analyst
Got it. And I guess also on the G&A line, you did a good job I think keeping those in the range. Is that — what level should we assume going forward for ‘09?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
Probably about 6% to 6.2% of revenue.

Manav Patnaik - Barclays Capital — Analyst
Okay, and I guess that is about it. Finally, just congratulations and thank you, Jerry, and congrats to Brian as well.

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
Thank you.

Jerry O’Rourke - The GEO Group, Inc. — SVP, CFO
Thank you.

Operator
Emily Shanks, Barclays Capital.

Jason Trujillo - Barclays Capital — Analyst
Good morning. This is actually Jason Trujillo in for Emily. Just to come back to pricing at the state level, are you currently seeing any states come to you to try to renegotiate some of the contract pricing lower?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes. Out of our 10, we’ve had a couple of discussions with states who are looking to revise scope of services; what can we do to help them reduce costs. And we’ve had opportunities of this nature in the past where we have been collaborative in finding a mutually agreeable solution to reduce scope of services while giving them a reduction in cost.

Jason Trujillo - Barclays Capital — Analyst
All right, great. That’s very helpful. So given your guidance then, do you assume that you are going to see any new reduction in state pricing in general, whether it is a cutback in services, so to speak? Or do you think for the year for the most part, pricing is pretty stable at what you are baking in right now for your guidance?

George Zoley - The GEO Group, Inc. — Chairman, CEO
But if the outcome is as I’ve just described — that is a discussion on how to reduce scope of services — it is really neutral to our EBITDA. And that our modeling assumes based on what we know at this time.

Jason Trujillo - Barclays Capital — Analyst
That is very helpful. That is what I was trying to get at. And just lastly, as of a 4Q end, generally who are your three largest customers and what percent of sales do they represent, if you can give that?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Our three largest customers?

Jason Trujillo - Barclays Capital — Analyst
Yes.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Would be the three federal agencies.

Jason Trujillo - Barclays Capital — Analyst
And how much of revenues do they represent?

George Zoley - The GEO Group, Inc. — Chairman, CEO
They represent, I think, 37% of our revenues and 50% of our EBITDA.

Jason Trujillo - Barclays Capital — Analyst
All right, great. Thank you very much.

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
I think the outlook on the pricing that you guys are describing is a little bit different than perhaps what we heard earlier this week, where there was a little bit, I think, more pessimism that was assumed. I’m just wondering, assuming we get the stimulus bill sometime in the near future here, you think that — I know you’d said that with respect to the maybe California and Georgia, you thought maybe it would be the end of Q2, beginning of Q3.

George Zoley - The GEO Group, Inc. — Chairman, CEO
For states.

Todd Van Fleet - First Analysis — Analyst
For states, right. So you think the states by and large, your state customers, your 10 state customers, will have a better picture and be giving you a better understanding and better visibility on what your per diem is going to be with them by the end of Q2, beginning of Q3, or will it be a little bit sooner than that?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, we think we have some idea right now, but most of these states’ official budgets start July 1. So the decisions will likely be made in the next 60 to 90 days officially, but we think we have some idea of what they are thinking about right now because they are not waiting for the next 60 to 90 days. They’re discussions regarding their budgets with all their vendors and their agencies.

Todd Van Fleet - First Analysis — Analyst
So in —.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Let me add that our situation is different than maybe other companies in our industry that we are not materially dependent on the out-of-state prisoner business. And that is possibly under more pressure than the in-state business. Often people have to justify why are you sending people out of state.
Presently, we don’t have any prisoners out of state, so we are not worried about that kind of exposure. And we have only 10 state clients, and we know them well. We have done business with them 10, 15, 20 years.

Todd Van Fleet - First Analysis — Analyst
All right. So I guess what I’m wondering is then by the time your next earnings call comes around for Q1, in early — what — I guess it is probably early May, if there is any material change in your thinking regarding pricing for state customers, you would be able to have that incorporated into your thinking at that point in time. Or do you think it would come even after that?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I would hope so.

Todd Van Fleet - First Analysis — Analyst
Okay. Let me ask about Baldwin, then. The construction is going to be ending, I guess — be pretty much complete by October, right?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Todd Van Fleet - First Analysis — Analyst
And fair to assume, then, that the carrying costs associated with that, the depreciation and such, you are going to have to start recording in
Q4 —

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Todd Van Fleet - First Analysis — Analyst
— for a fully completed, kind of maintained to a certain degree facility in Q4?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Todd Van Fleet - First Analysis — Analyst
Okay. And —.

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
We haven’t baked that into the number right now.

George Zoley - The GEO Group, Inc. — Chairman, CEO
That would be $0.01 per quarter. We have taken what we think is a conservative or neutral position that we haven’t assumed an award on that facility and the revenues that would be derived from such an award on an owned facility. And we haven’t assumed the carrying costs of $0.01.

Todd Van Fleet - First Analysis — Analyst
Okay, but in the $1.30 to $1.36, that $0.01 — just to understand — it is a $0.01 of costs associated with Baldwin incrementally after it is done?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Todd Van Fleet - First Analysis — Analyst
Attributed to interest expense and you’re not capitalizing interest anymore; you are depreciating. That is $0.01 per quarter?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
Right. It is really just the depreciation and amortization, the property taxes. The interest expense is already factored in because we know we are going to have that borrowing in place.

Todd Van Fleet - First Analysis — Analyst
Okay, so that — but that $0.01 per quarter is not in the $1.30 to $1.36?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
Right, that $0.01 is not factored in there.

Todd Van Fleet - First Analysis — Analyst
Okay. And so I think you guys have been — based on kind of the targeted customer there, and based on who your targeted customer is at this stage, how long would it be between the time you would expect an RFP for that procurement? So if it is one of the CAR procurements, let’s say. You get an RFP, the RFP process takes X amount of time. They award the contract. That facility is up and ready to go in pretty short order then?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Todd Van Fleet - First Analysis — Analyst
Okay, one more. Were you guys impacted at all by what is going on there in Victoria, in Australia in terms of the fires, anything — any issues related to your facilities?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Wayne?

Wayne Calabrese - The GEO Group, Inc. — Vice Chairman, President, COO
No, we’re not, Todd. It’s Wayne. They are not affecting our facility in Victoria or even in New South Wales. Nothing is being affected by those fires.

Todd Van Fleet - First Analysis — Analyst
Good to hear. Thanks.

Operator
Greg Williams, Sidoti & Company.

Greg Williams - Sidoti & Company — Analyst
Good morning and thanks for taking my call. Just had a quick question on your CapEx needs and your borrowing capacity. The CapEx, first off, I think I heard $155 million needed. That does not include the maintenance finance CapEx as well. True?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
That’s correct.

Greg Williams - Sidoti & Company — Analyst
Okay. And adds maybe another $15 million to that?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
$10 million to $15 million.

Greg Williams - Sidoti & Company — Analyst
$10 million to $15 million. Okay. And you’ve borrowed $75 million on your $240 million credit facility?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
At the end of the year, outstanding borrowings were $74 million.

Greg Williams - Sidoti & Company — Analyst
Okay. And then the letters of credit for $45 million. I guess I’m just looking at —.

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
But I would say on the liquidity number of $60 million, we have factored in the maintenance CapEx. So I think what George has discussed is what our Project CapEx is. But from a liquidity perspective, we have factored that $10 million to $15 million in. So the $60 million is net of all CapEx, including maintenance CapEx.

Greg Williams - Sidoti & Company — Analyst
Okay, great. That clears it up. And if new projects come along, Idaho or some of the other RFPs start ramping up, can you just talk about the accordion feature, how quickly can you get the $150 million [in light] of what goes on there?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
Hold on a second. Ask that again, please.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Repeat that one more time.

Greg Williams - Sidoti & Company — Analyst
Just the $150 million accordion feature, are the banks already lined up? How quickly can you get that capital if need be?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
Well, it is a feature in the credit facility that allows us to go to the existing lenders, but it would be a new money raise. So it will take the normal process that you would have to go through with a bank deal, probably two to four weeks, maybe six at the outset.

Greg Williams - Sidoti & Company — Analyst
Okay, sort of six weeks. Thank you.

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
I think we want to clarify, just to make sure that you understand, on the Michigan facility, when we said it was $0.01 negative in carrying costs potentially in the fourth quarter 2009, that is $0.01 per quarter, so it would be $0.04 annualized.

George Zoley - The GEO Group, Inc. — Chairman, CEO
But it is only $0.01 in 2009.

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
In 2009, that’s right.

Operator
[Bill Gilchrist, Westfield Capital.]

Bill Gilchrist - Westfield Capital — Analyst
Thanks for taking my questions. The first one I had was can you guys talk about what the outlook is for labor — obviously, sort of a big component of your costs for operating the facilities. What kind of inflationary outlook should we be thinking about, and what are you seeing in terms of candidate pool, quantity, quality and how does this potentially benefit you guys?

George Zoley - The GEO Group, Inc. — Chairman, CEO
You know from our past discussions that labor represents almost 60% of our cost, and it fluctuates from facility to facility whether there is a wage determination. But it is always the majority of our operating costs. And with an economy which the unemployment rate continues to rise, that creates a larger available labor pool to us for future applications, helps us reduce our overtime and stabilize our labor costs, actually. So it is actually a positive impact to our business, which is a labor-intensive business.

Bill Gilchrist - Westfield Capital — Analyst
Is there a sense, if you guys run through the numbers, on how much overtime and turnover cost in a typical year you have to pay?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I don’t think we have that as a percentage, but it is significant. It is millions of dollars.

Bill Gilchrist - Westfield Capital — Analyst
Second question I had, George, can you talk a little about the circumstances around the Georgia GEO Care RFP situation? What I’m getting at here is just they have pulled it, and now you guys expect it to come back out at some point — who knows when. But why would they put it back out there if they just took it off?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I’m hesitant to try to characterize the view of a governmental agency, but I guess I will try to take that risk in this case. They issued a very complicated RFP which apparently only one company responded to. I believe it was us. And I think there is a desire to have a bit more competition. And I think we will see some technical revisions to the RFP that will make it less complicated and will attract more competition.

Bill Gilchrist - Westfield Capital — Analyst
Great. Thanks, and Jerry, thanks a lot for all your hard work.

Jerry O’Rourke - The GEO Group, Inc. — SVP, CFO
Thanks, Bill.

Operator
[Rod Heinz], Keypoint Capital.

Rod Heinz - Keypoint Capital — Analyst
Thanks for taking my question. On the 8000 beds you have scheduled for development in ‘09 and 2010, can you just outline whether those are assigned or speculative and how that differs from your competitors? And then also if you could just walk through the split between US, International and GEO Care?

George Zoley - The GEO Group, Inc. — Chairman, CEO
The 8000 beds are several projects. I can go through them one at a time, I guess. Clayton County expansion, Georgia, that is open, and that has a client, which is the US Marshal Service.
The Graceville expansion, we have announced that we are expecting that facility to open July 1 and that has a client, the state of Florida. That is 384 beds.
Harmondsworth Immigration Center, 260 beds. That is in the UK. There is an existing client there.
Northlake expansion, which will total 1725 beds, that is a speculative project. There is not a signed client at this time.
Tacoma bed expansion of the 545 beds, we have a facility in Tacoma presently. That is 1000 beds. It is with ICE. There is a solicitation or a pre-solicitation asking for another 500 beds in that area. So we are responding to that solicitation with our expansion of 545 beds.
In Broward County, we are operating a 600-bed facility. There is a pre-solicitation or an actual solicitation asking for at least 100 more beds in that area. We are responding to that solicitation, and actually expanding that facility by 294 beds.
Aurora Processing Center Colorado, that is presently a 400-bed facility for ICE. We are expanding it by 1100 beds, and there is not a signed-up client yet for those 1100 beds. We are hopeful that it will be under federal usage among any of the three federal agencies.
Harmondsworth expansion in the UK, once again, another 360 beds expansion. There is an existing client in the UK for those 360 beds.
Santa Rosa Prison, that is a 2000-bed facility that will begin construction very shortly. It is being designed presently, and the client there is the state of Florida.
We have identified a state-type project in Oklahoma and acquired land for that project. It could be for approximately 1500 beds. We are just in the planning stages on that project. We do not have a signed-up state client as yet.
And that completes the 8,360 beds of pipeline. What was your second question?

Rod Heinz - Keypoint Capital — Analyst
The second question is how that differs from your competitors in terms of having speculative projects.

George Zoley - The GEO Group, Inc. — Chairman, CEO
I think, in general, people see us as being more conservative in the speculative business. We have said that we prefer to expand facilities and to have a shorter window as far as when we believe a client would need these beds. We don’t have as a company philosophy to have a certain amount of beds in inventory. We don’t have that kind of aggressive philosophy. We try to target any kind of speculative or quasi-speculative project based on a probable client that will need beds in the near future.

Rod Heinz - Keypoint Capital — Analyst
Okay, thank you.

Operator
Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
Just a quick follow-up as it relates to Baldwin and depreciation and amortization and other expenses you expect in the fourth quarter. Why would you not include that in your guidance if you expect that to come online?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, if we expected it to come online, then we would likely have to model the revenues as well. We thought this is, in effect, a neutral treatment of the probable outcome. So if we won the contract, as we hope, we would have a beneficial impact to our guidance.

Kevin Campbell - Avondale Partners — Analyst
Right, but either way — I mean, if you don’t win the contract, then you will still have those costs. Is that correct?

George Zoley - The GEO Group, Inc. — Chairman, CEO
We will have that additive $0.01 fourth quarter. But if we won a contract, it would be much more material in a beneficial sense than that.

Kevin Campbell - Avondale Partners — Analyst
Okay. Thank you.

Operator
David Schneider, [Hoover Investments.]

David Schneider - Hoover Investments — Analyst
Maybe you can correct me if I’m wrong, but I have been reading things about potential changes in how criminal aliens are treated currently. A lot are deported after they serve their sentences. It seems that there is a movement towards not deporting them, kind of asking them to swear that they won’t return to gang life, and then all of a sudden they are made a citizen, and I guess given free housing, food and a college education on the taxpayer’s dime.
So are you aware of any of those kinds of provisions in what is floating around in Congress? And if that were to occur, how big of a positive would it be for the industry?

George Zoley - The GEO Group, Inc. — Chairman, CEO
No, I’m not really aware of any policy changes of that nature. I would remind you that we hold approximately 10,000 aliens. One-third of them are undocumented aliens. Two-thirds are criminal aliens. And that is where a lot of the new funding is going, is to provide detention, bed space to house criminal aliens that have been identified either existing in the corrections system at the federal, state and local levels, having almost served or having served their time, and need to be sent to one of these centers for deportation. I think that policy is intact, and I don’t believe it is going to be modified. I think there is bipartisan support to properly detain criminal aliens, identify them, detain them and deport them.

David Schneider - Hoover Investments — Analyst
From what I have read, the change in that would be in the final stage, in deportation. The reason I brought it up is that after they serve their time, if they are let out in the community, then it is quite probable they are going to not become good citizens, but crime would increase as a result of these policy changes. So we’ll have to wait and see.

George Zoley - The GEO Group, Inc. — Chairman, CEO
I find it hard to believe that they would make such a change. As you may recall from my discussion, that the funding for this program was increased from $800 million to $1 billion because of the strong support for the identification of these criminal aliens and their deportation. This is part of the Secure Communities initiative.

David Schneider - Hoover Investments — Analyst
Okay.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Any other questions?

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
I’m trying to quantify the impact of seasonality on the federal front. Is there a way that you can help us out there in terms of the number of inmates that — the decline in the number of inmates processed in December? How much of that has come back in March? You think it is going to escalate in June, September quarters? Just trying to understand that flow a little bit better, seeing how it seems to be a meaningful part of the revenue outlook.

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
One other thing that we want to bring up — in Q4, you recall, we’re a 52-, 53-week calendar year. So this year is a 53-week year and in Q4 there is an extra week. So that probably helps you bridge some of that revenue that you are trying to get to for the year-to-date number.
And then I think on the granularity that you are looking for on the population, we are probably not willing to give that. But it is several millions of dollars or more relative to that cyclicality that we experience in the first quarter.

Todd Van Fleet - First Analysis — Analyst
Okay, so instead of 12 weeks, it’s 13 weeks this year in Q4?

Brian Evans - The GEO Group, Inc. — VP-Finance, Treasurer, CAO
In Q4.

Todd Van Fleet - First Analysis — Analyst
That’s another maybe $20 million in revenue then. Okay. And then — so but the population as it waned in December, have you seen it come back then in the March quarter to this point? And is the funding there and there are no funding-related issues, I guess, that are holding up processing of illegal immigrants and such?

George Zoley - The GEO Group, Inc. — Chairman, CEO
No, not that we are aware of. Also, part of it is judges take vacation — in the months of December and even in early January, and it takes a while to get the judicial system back in swing in detaining these people and putting them into the system. So we are seeing all the numbers come up. We receive daily census reports. And they are coming up. And we expect by our — I would think by the end of this month, they get back to normal.

Todd Van Fleet - First Analysis — Analyst
But George, for that type of effect, then, where the judges take vacations, you would see the swelling perhaps — not that they stop enforcing the laws, but you would see kind of a bulging in local jails’ populations. And then once the process starts working again, caseloads start getting processed, you would see those individuals transferred to other facilities outside of jails. Is that accurate?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I’m not sure. Some of these jails are only 40 beds, 70 beds. You are talking about rural locations along the southern border, very small communities, which have very small jails, which is incongruent with the numbers coming across the border. But that is who is fighting this battle on securing the borders. It is really small, rural communities along the southern border with very limited capabilities in detention.

Todd Van Fleet - First Analysis — Analyst
But just to understand again the seasonality and what seasonality is in this business at the federal level, when it comes to federal prisoners, and affecting your population, it is just — well, we know flows across the border tend to wane because of the holidays and so forth. You say that there is vacations. So the process works a little bit more slowly. But I would think that the folks that are out there collecting the illegal immigrants, criminals, they still keep on doing what they are supposed to be doing.
So I’m just trying to understand when we talk about seasonality, is it related to the flow of inmates or flow of illegals across the border? Is it crime in general tends to wane around the holidays? So when you talk about seasonality, just so there is no misunderstanding, what are you referring to when you refer to seasonality? It sounds like there is a caseload for judges, it is slower flow across the border, what else?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, it is certainly those two dimensions, so it is a multi-dimensional issue. One dimension is the flow, less people coming across the borders, staying in Mexico or other places of origin. The second dimension is the judges take holidays, and nobody is sentenced, and they are not processed. And I guess the third dimension is what I said about the capacity of the facilities. And the capacity of the jurisdictions that are involved in this secure border detention initiative are very small, rural communities with limited capacity. The numbers of people just don’t build up in the facility. If you only have 40 beds, you have 40 beds. You can never have more than that number of detainees.

Todd Van Fleet - First Analysis — Analyst
So once they are full, they just don’t pursue any more?

George Zoley - The GEO Group, Inc. — Chairman, CEO
That’s correct.

Todd Van Fleet - First Analysis — Analyst
Okay, very good. Thank you.

Operator
There are no further questions. I would now like to turn the call back over to George Zoley for closing remarks.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, thank you to everyone for joining us on this call. We look forward to addressing you in the next one. Thank you.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.